(a)(1)(W)

Letter to Rinker Shareholders

21 June 2007

Dear Rinker Shareholder,

On behalf of CEMEX, I am pleased to acknowledge the strong support shown by Rinker shareholders for our Offer to acquire all of the Rinker shares. CEMEX declared its Offer unconditional on 7 June 2007. CEMEX has now received acceptances representing more than 60% of all the Rinker shares.

On Tuesday 19 June 2007, Rinker was formally handed over to CEMEX control, following the retirement of the current Rinker Directors, at CEMEX’s request, in favour of new directors nominated by CEMEX.

CEMEX is pleased to announce the following appointments to the Rinker board: Mr. Hector Medina (Executive Vice President of Planning and Finance, CEMEX), Mr. Juan Pablo San Agustin (Senior Vice President of Corporate Strategic Planning, CEMEX), Mr. Ramiro Villarreal (General Counsel and Secretary of the Board, CEMEX), and two directors independent of the CEMEX Group, being Mr. Stephen Walker and Mr. Tommie Bergman, both of whom are experienced company directors.

We enclose notification that the Offer period has been extended and is now scheduled to close at 7.00pm (Sydney time) on Monday 16 July 2007. There is no reason to delay your acceptance, as the Offer has been declared unconditional and the Offer price of US$15.85 per share is final and cannot be increased. More than 70,000 Rinker shareholders have accepted the Offer. Your previous Rinker Directors unanimously recommended that you accept CEMEX’s Offer and have decided to accept the Offer in respect of their own Rinker shares. CEMEX strongly encourages all remaining shareholders to accept the Offer as soon as possible.

To accept the Offer, please follow the instructions on the Share Acceptance Form (for Rinker shares) or ADS Letter of Transmittal (for Rinker ADSs). You can obtain a copy of these documents by contacting the CEMEX Information Line on 1300 721 344 within Australia.

Yours faithfully

Lorenzo H. Zambrano
Chairman of CEMEX

CEMEX Australia Pty Ltd ACN 122 401 405
a wholly-owned subsidiary of CEMEX, S.A.B. de C.V.

Ninth Supplementary
Bidder’s Statement

This is a supplementary bidder’s statement under section 643 of the Corporations Act. It contains a notice under section 650D of the Corporations Act. It is the ninth supplementary bidder’s statement issued by CEMEX Australia Pty Limited (Bidder) in relation to its off-market takeover bid for Rinker Group Limited (Rinker).

This document (Statement) supplements the Bidder’s Statement dated 30 October 2006 (as previously supplemented by the First Supplementary Bidder’s Statement dated 8 December 2006, the Second Supplementary Bidder’s Statement dated 23 January 2007, the Third Supplementary Bidder’s Statement dated 22 March 2007, the Fourth Supplementary Bidder’s Statement dated 17 April 2007, the Fifth Supplementary Bidder’s Statement dated 18 April 2007, the Sixth

Supplementary Bidder’s Statement dated 8 May 2007, the Seventh Supplementary Bidder’s Statement dated 11 May 2007 and the Eighth Supplementary Bidder’s Statement dated 30 May 2007 (together, the Supplementary Statements)) issued by Bidder and is to be read together with the Bidder’s Statement and Supplementary Statements. This Statement will prevail to the extent of any inconsistency with those documents.

A copy of this Statement was lodged with ASIC on 21 June 2007. Neither ASIC nor any of its officers takes any responsibility for the contents of this Statement.

Words and phrases defined in the Bidder’s Statement and the Supplementary Statements have the same meaning in this Statement, unless the context requires otherwise.

1.  Offer declared unconditional

On 7 June 2007, Bidder announced the Offer to be free from the 90% minimum acceptance condition in Section 8.6(a) of the Bidder’s Statement, and accordingly declared the Offer to be unconditional.

Upon the Offer becoming unconditional, the withdrawal rights that arose under Rule 14d-7 and Section 14(d)(5) of the US Securities Exchange Act of 1934 in relation to acceptances of the Offer (as described in Section 7.3 of the Bidder’s Statement) were terminated with immediate effect.

2.  Extension of Offer Period

Bidder gives notice that it varies the Offer by extending the Offer Period until 7.00pm (Sydney time) on Monday 16 July 2007/5.00am (New York time) on Monday 16 July 2007.

3. Update on funding arrangements

3.1 Changes to funding sources

There have been further changes to the committed funding arrangements, none of which affect Bidder’s ability to provide the consideration offered under the Offer.

CEMEX no longer proposes to source any funds to be made available to Bidder to pay the Offer consideration (and costs associated with the Offer) from the US$3 billion 364-day revolving credit facility (Facility A) forming part of the US$9 billion Acquisition Facility. In lieu of Facility A, which is in the process of being cancelled, CEMEX now proposes to partly source the necessary funds from:

(a)
a new US$1.5 billion committed facility (the RBS Facility) to be arranged by CEMEX Espana, S.A., as borrower, with The Royal Bank of Scotland plc, which is subject to satisfaction of conditions which are customary for facilities of this nature and which do not differ materially from those in the Acquisition Facility;

(b)	the US$0.7 billion Existing Committed Facility; and

(c)
additional cash and cash equivalents which are not subject to security interests, rights of set off (other than customary rights of set off under CEMEX Group bank account terms and conditions) or any other arrangements that may materially affect CEMEX’s ability freely to use them towards payment of the Offer consideration (and costs associated with the Offer).

3.2 Summary of funding sources

In summary, as a result of the changes described in Section 3.1, CEMEX will source the necessary funds to be made available to Bidder to pay the Offer (and costs associated with the Offer) from a combination of drawdowns under:

(a)	the Acquisition Facility, which will now be a US$6 billion facility instead of a US$9 billion facility;

(b)	the US$1.2 billion Newly Committed Facility;

(c)	the US$1.2 billion Existing Committed Facility;

(d)	the US$0.7 billion Existing Committed Facility;

(e)	the US$2.1 billion CEMEX Espana Facility;

(f)	the new US$1.5 billion RBS Facility; and

(g)
at least US$1.7 billion in cash and cash equivalents which are not subject to security interests, rights of set off (other than customary rights of set off under CEMEX Group bank account terms and conditions) or any other arrangements that may materially affect CEMEX’s ability freely to use them towards payment of the Offer consideration (and costs associated with the Offer).

3.3 Provision of Offer consideration

On the basis of the funding arrangements described in Section 4 of the Bidder’s Statement (as supplemented by Section 4.1 of the First Supplementary Bidder’s Statement, Section 2 of the Second Supplementary Bidder’s Statement, Section 2 of the Fifth Supplementary Bidder’s Statement, Section 2.2 of the Eighth Supplementary Bidder’s Statement and this Section 3), Bidder and CEMEX believe that they have reasonable grounds for holding the view, and hold the view, that Bidder will be able to provide the consideration offered under the Offer.

It is possible that further minor changes are made to these funding arrangements, but no changes will be made unless, following such changes, Bidder and CEMEX would continue to believe that they have reasonable grounds for holding the view, and would hold the view, that Bidder will be able to provide the consideration offered under the Offer.

4.  Consent

CEMEX has given, and has not before the date of this Statement withdrawn, its written consent to: (i) be named in this Statement in the form and context in which it has been named; and (ii) the inclusion of each statement it has made, and each statement which is said in this Statement to be based on a statement it has made, in the form and context in which the statements have been included.

5.  Approval

This Statement has been approved by a resolution passed by the directors of Bidder.

DATED 21 June 2007

SIGNED for and on behalf of CEMEX Australia Pty Ltd
Hector Medina
Director